Exhibit 99.1

March 2, 2015
Blucora Appoints Mary Zappone to Its Board of Directors
BELLEVUE, Wash. -- Blucora, Inc. (NASDAQ:BCOR) today announced the appointment of Mary Zappone to the Company's Board of Directors, effective March 6, 2015. With deep experience in operations, strategy, and finance, Ms. Zappone has served in a variety of senior executive positions at major corporations.
"We're thrilled to welcome Mary to the Board of Directors at Blucora," said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. "Mary is a versatile executive with extensive operating, management, and strategy expertise. She brings a wealth of knowledge and a proven track record of driving business transformation. Mary is a terrific addition to the board and we look forward to her positive contributions as we continue to drive operational performance and strengthen and extend the Blucora portfolio."
Ms. Zappone recently served as the President and Chief Executive Officer of Recovercare, LLC. Prior to joining Recovercare in 2011, she served at Alcoa, Inc. in a variety of roles since 2006. Most recently, Zappone was President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. Prior to this position, she served at the Vice President level at Tyco International. During her 25+ year career, Zappone has also held senior-level positions at Fortune 100 companies such as General Electric and Exxon Company, as well as serving in various roles at McKinsey & Company, where she advised Fortune 500 companies in improving operating performance, capital investment, and merger and acquisition strategies. She earned her undergraduate degree from Johns Hopkins University, and her MBA in Finance at Columbia Business School. Ms. Zappone is a board member of the American Heart Association, Supplies Over Seas, as well as other community-based organizations.
About Blucora®
Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Its mission is to deliver long-term value to its customers, partners and shareholders through financial discipline, operational expertise, and technology innovation. Recently named one of Fortune® Magazine's 100 Fastest-Growing Companies, Blucora's online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.blucora.com.
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Blucora, Inc.
Stacy Ybarra, 425-709-8127 stacy.ybarra@blucora.com

Source: Blucora, Inc.